Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Signet Jewelers Limited:
We consent to the use of our report dated March 26, 2020, with respect to the consolidated balance sheets of Signet Jewelers Limited and subsidiaries (the Company) as of February 1, 2020 and February 2, 2019, the related consolidated statements of operations, statements of comprehensive income, statements of cash flows, and statements of shareholders’ equity for the 52 week periods ended February 1, 2020 and February 2, 2019, and the 53 week period ended February 3, 2018, and the related notes (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of February 1, 2020, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.

Our report on the consolidated financial statements refers to a change in the Company’s accounting for leases due to the adoption of ASU 2016-02, Leases (Topic 842) and ASU 2018-11, Leases (Topic 842): Targeted Improvements, and revenue recognition due to the adoption of ASU 2014-09, Revenue from Contracts with Customers (Topic 606).

/s/ KPMG LLP
Cleveland, Ohio
December 7, 2020